Exhibit 99.1

 PRESS RELEASE

CONTACT:

ZAIS Investor Relations

732-450-7440

ZAIS GROUP HOLDINGS, INC. ANNOUNCES APPOINTMENT OF JOHN D. BURKE TO ITS BOARD OF DIRECTORS

Red Bank, NJ – April 22, 2016 – ZAIS Group Holdings, Inc. (NASDAQ: ZAIS) (“ZAIS” or the “Company”), today announced that John D. Burke has joined the Company’s Board of Directors. Mr. Burke will serve as an independent member of the Board of Directors and the Chair of the Board’s Nominating and Corporate Governance Committee. He replaces Mr. R. Bruce Cameron, who has resigned from the Company’s Board in light of the Company’s intended engagement of Berkshire Capital Securities LLC, of which Mr. Cameron serves as President, as a financial advisor to the Company.

Commenting on the announcement, Michael Szymanski, Chief Executive Officer of ZAIS, stated, “I would like to thank Bruce for his valuable service to the Company.  We are pleased to continue to work with Bruce and his firm as financial advisor to ZAIS.”

Mr. Burke’s professional career has spanned 27 years in capital markets and investment management. He spent 10 years at PaineWebber, Inc., where he was a Managing Director heading the Global Equity Derivatives group with operations in New York, London and Tokyo and was also responsible for Proprietary Trading. He subsequently spent two years at Deutsche Bank, AG, as Director and Co-Head of the Global Structured Products Group with operations in New York, Frankfurt, London and Tokyo, as well as running Proprietary Trading in New York. Mr. Burke then formed Rumson Capital LLC, a $500 million hedge fund firm engaging in global arbitrage strategies, which he ran for 15 years. More recently, Mr. Burke has taught Derivatives as an Adjunct Professor at Monmouth University since 1999, and he began teaching full time as a Specialist Professor in 2011. Mr. Burke received his MBA with honors from Indiana University.

Mr. Szymanski added, “John has experience on both the buy side and sell side of Wall Street, and we are excited to welcome him to our Board of Directors.  We will benefit from his practical knowledge of capital markets and his experience as a hedge fund manager operating his own independent firm.  His insight and counsel will be a valuable addition to the ZAIS Board as we continue to execute on our long-term strategy.”

ABOUT ZAIS GROUP HOLDINGS, INC.

ZAIS (NASDAQ: ZAIS) owns a majority interest in, and is the managing member of ZAIS Group Parent, LLC (“ZGP”). ZGP is the sole member of ZAIS Group, an investment advisory and asset management firm focused on specialized credit strategies with approximately $4.157 billion of assets under management as of December 31, 2015. Based in Red Bank, New Jersey with operations in London, ZAIS Group employs professionals across investment management, client relations, information technology, analytics, finance, law, compliance, risk management and operations. To learn more, visit www.zaisgroupholdings.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are generally identified by the use of words such as "outlook," "believe," "expect," "potential," "continue," "may," "will," "should," "could," "would," "seek," "approximately," "predict," "intend," "plan," "estimate," "anticipate," "opportunity," "pipeline," "comfortable," "assume," "remain," "maintain," "sustain," "achieve" or the negative version of those words or other comparable words.  These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: the inability of the Company to realize the benefits of its Business Combination with HF2 Financial Management Inc., which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain its management and key employees; the outcome of any legal proceedings that may be instituted against the Company or others following completion of the Business Combination; the inability to continue to be listed on the NASDAQ Stock Market; the risk that the Business Combination disrupts current plans and operations of the Company; costs related to the Business Combination; changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; the relative and absolute investment performance of advised or sponsored investment products; the availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; conditions in the market for mortgage-related investments; the impact of capital improvement projects; the impact of future acquisitions or divestitures; the impact, extent and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company; terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Company; the ability to attract and retain highly talented professionals; the impact of changes to tax legislation and, generally, the tax position of the Company; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K  filed on March 8, 2016 and other reports filed by the Company with the Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.